EXHIBIT 10.1

AMENDMENT NO. 3 TO
EXECUTIVE TRANSITION AGREEMENT

THIS AMENDMENT NO. 3 is effective as of the 20th day of December, 2010, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), and Mr. M. Thomas Grumbacher (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Transition Agreement effective as of February 1, 2005;

WHEREAS, as of December 6, 2007, the Company and the Executive entered Amendment No. 1 to the Executive Transition Agreement extending its term until January 31, 2010, and making certain other changes;

WHEREAS, as of February 1, 2010, the Company and the Executive entered into Amendment No. 2 to the Executive Transition Agreement (“Amendment No. 2”) extending its term until December 31, 2010, and making certain other changes; and

WHEREAS, the parties wish to amend the Transition Agreement, as amended (with all amendments, the “Transition Agreement”), to extend its term until February 5, 2012, and make certain other changes.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Transition Agreement.

2. Amendments to Transition Agreement. The Transition Agreement is hereby amended, as follows:

a. Section I of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“Term. The term of the Executive’s service hereunder shall commence as of February 1, 2005 (the “Effective Date”) and shall remain in effect through February 5, 2012, or until such earlier time at which the Executive ceases to serve as Executive Chairman of the Board (the “Term”). The Term shall automatically renew for successive periods of one year unless either party shall give written notice to the other party not less than 60 days prior to the end of the then current Term that it does not wish to renew the Transition Agreement.”

b. Section II of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“Position and Duties. During the Term, Executive shall serve as Executive Chairman of the Board and as a member of the Executive Committee of the Board. It is understood that Executive’s duties, authority and responsibilities in such role shall be governed by and subject to the applicable provisions of the Company’s “Governance Policies and Procedures” adopted by the Board, as the same may be in effect from time to time.”

c. Section III.A of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“A. Base Salary. For each fiscal year of the Company (each, a “Fiscal Year”) during the Term, i.e., the Fiscal Years commencing on or about February 1, 2005, February 1, 2006, February 1, 2007, February 1, 2008, February 1, 2009, February 1, 2010 and February 1, 2011 (and for each Fiscal Year thereafter during the Term), the Executive shall receive a base salary at the rate of $650,000 per year (“Base Salary”), payable in accordance with the Company’s normal payroll practices.”

d. After the fifth sentence of Section III.B of the Transition Agreement (the current fifth sentence of such Section having been added by the Amendment No. 2), the following sentence is hereby added:

“For the 2011 Fiscal Year (and for each fiscal year thereafter during the Term), the Executive shall be eligible for a target bonus of 40% of Base Salary and a maximum bonus equal to 80% of his Base Salary.”

e. Section IV.A of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:

“A. Medical Insurance. During the Term, the Executive and his eligible dependents shall be eligible to participate in the Company’s group medical plans in accordance with the terms of such plans and subject to the restrictions and limitations contained in the plans or applicable insurance or agreements. Following the cessation of the Executive’s service as Executive Chairman for any reason, the Executive (for the duration of his lifetime) and his wife Nancy Grumbacher (for the duration of her lifetime) shall be reimbursed for the costs actually incurred by them (or either of them following the death of the other) for the purchase of health coverage generally similar to the coverage available to active employees of the Company; provided, however, that any such coverage shall be of a type that is coordinated with and pays secondarily after benefits the Executive and/or Mrs. Grumbacher are entitled to receive from the U.S. government (such as Medicare coverage), or, in the alternative, if possible, the Company shall purchase such a policy for the Executive and/or Mrs. Grumbacher, as applicable. Reimbursements to the Executive and/or Mrs. Grumbacher shall be paid to them on provision of appropriate documentation indicating the amounts actually paid by the Executive and/or Mrs. Grumbacher, and shall be paid at a time and in a manner that is consistent with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(1)(iv) (that permits certain arrangements that call for the payment of reimbursements or the provision of in-kind benefit plans to be treated as creating a fixed schedule of payments as permitted with regard to nonqualified deferred compensation plans subject to Code Section 409A). In addition, in the event the arrangement is treated as creating a tax liability for the Executive (and/or Mrs. Grumbacher), such tax liability shall be “grossed up” (i.e., the Company shall pay to Executive and/or Mrs. Grumbacher, as applicable, an additional payment (the “Gross Up Payment”) in an amount that is sufficient so that, after payment of all tax liabilities attributable to the Gross Up Payment itself, Executive and/or Mrs. Grumbacher, as applicable, shall have an amount that is sufficient to pay the tax liability attributable to the benefit arrangement) and payments of any such amounts as are required to be paid as such a gross up shall be paid consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(1), including provisions regarding tax gross-up payments. The Company shall continue to provide the Executive with the Pinnacle Care Plan (or similar coverage) through the date of Executive’s cessation of service as Executive Chairman, and the Company shall continue to provide such coverage (or similar coverage) at no cost to either the Executive or Mrs. Grumbacher for the lifetime of each of the them, but only if such coverage is available and does not violate any applicable law, including, but not limited to, provisions of law enacted as part of federal healthcare reform legislation.”

f. A new Section IV.G is added at the end of Section IV of the Transition Agreement to read as follows:

“G. Additional Provisions Related to Code Section 409A. Notwithstanding anything to the contrary contained herein, and in addition to other amendments to the Executive Transition Agreement that eliminate provisions that may have been considered to constitute impermissible alternative forms of payments or benefits, the Executive Transition Agreement shall be interpreted and implemented pursuant to the following provisions:

1. Any benefit or payment that is paid by reason of the Executive’s cessation of service as the Executive Chairman that constitutes a form of nonqualified deferred compensation that is subject to Code Section 409A shall only be paid following the Executive’s “separation from service” with the Company, and reference to cessation or termination of service as Executive Chairman herein shall be interpreted so that, to the extent necessary to comply with Code Section 409A and applicable Treasury Regulations thereunder, the event that constitutes such cessation of service as Executive Chairman also qualifies as a “separation from service” (as that phrase is used for purposes of Code Section 409A and as defined in Treasury Regulation Section 1.409A-1(h).

2. Any payment of deferred compensation that is subject to the requirement under Code Section 409A(a)(2)(B)(i) (regarding the six month delay of payments to specified employees of a publicly traded company) shall not be paid earlier than 18 months following the date of the amendment adding this Section IV.G. to the Executive Transition Agreement, or six months following the date of the Executive’s separation from service, whichever is later, to the extent such deferral of payment is necessary to comply with Code Section 409A and with the requirements of IRS Notice 2010-6.”

3. Full Force and Effect. Except as amended hereby, the Transition Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be duly executed and the Executive has hereunto set his hand, effective as of the date first set forth above.

THE BON-TON STORES, INC.

By: /s/ MARSHA M. EVERTON
Marsha M. Everton
Chair, Human Resources and Compensation Committee

EXECUTIVE

/s/ M. THOMAS GRUMBACHER
M. Thomas Grumbacher

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